Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8
(Form Type)

FrontView REIT, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c) and 457(h)	1,722,719	$18.73	$32,266,526.87	0.00015310	$4,940.01
		Total Offering Amounts				$32,266,526.87		$4,940.01
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$4,940.01

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on  Form S-8 shall also cover any additional shares of common stock, $0.01 par value per share (“Common Stock”) of FrontView REIT Inc. (the “Registrant”) that become issuable under the FrontView REIT, Inc. 2024 Omnibus Equity and Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)	Represents 1,722,719 shares of Common Stock reserved for issuance under the 2024 Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. Represents the average of the high and the low sale prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on October 2, 2024.